ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS

Hollister net sales increase 6% and overall net sales down less than 1%; company continues to make progress on its strategic initiatives in an intensely promotional environment

New Albany, Ohio, August 24, 2017: Abercrombie & Fitch Co. (NYSE: ANF) today reported a GAAP net loss per diluted share of $0.23 for the second quarter ended July 29, 2017, compared to a GAAP net loss per diluted share of $0.19 for the second quarter last year. Excluding certain items, the company reported an adjusted non-GAAP net loss per diluted share of $0.16 for the quarter, compared to an adjusted non-GAAP net loss per diluted share of $0.25 last year. Year-over-year changes in foreign currency exchange rates did not have a meaningful impact on net loss per diluted share for the quarter.

Net Loss Per Diluted Share Summary
	2017 (1)	2016 (2)
GAAP	$(0.23)	$(0.19)
Excluded Items (3)	(0.07)	0.06
Adjusted Non-GAAP	$(0.16)	$(0.25)

(1) Excluded Items consist of charges of $6.1 million related to the impairment of store assets whose carrying value exceeded fair value.
(2) Excluded Items consist of charges of $6.4 million related to the impairment of store assets whose carrying value exceeded fair value and benefits of $12.3 million related to the settlement of certain economic loss claims.
(3) Excluded Items are net of tax effect, which is the difference in the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said:

"We are encouraged by the clear progress across all brands. Through aggressive execution of our strategic plan, we delivered our third consecutive quarter of sequential comparable sales improvement. Hollister continues to build on its strong foundation, leveraging higher levels of customer engagement to drive growth across all touchpoints, and demonstrates how the customer responds when product, brand voice and brand experience are aligned. Abercrombie showed continued improvement in the areas we expected, as we brought better balance to the assortment throughout the quarter, and continued to apply the learnings from Hollister's successes. Our focus remains on staying close to our customers and investing in our ability to meet their needs whenever, wherever and however they choose to engage with our brands.

While we expect the environment to remain challenging and promotional in the second half, we expect to see benefits from the continued improvement in product assortment, our strategic investments in marketing and omnichannel, and our ongoing efforts to optimize productivity across all channels. We are confident we are on the right path to deliver enhanced performance and long term shareholder value."

Second Quarter Sales Results

Net sales for the second quarter were $779.3 million, down from $783.2 million last year, with comparable sales for the second quarter down 1%.

Fiscal 2017 Comparable Sales Summary (1)
Brand				Geography
	First Quarter	Second Quarter	Year-to-Date		First Quarter	Second Quarter	Year-to-Date
Hollister	3%	5%	4%	United States	(3)%	0%	(2)%
Abercrombie(2)	(10)%	(7)%	(8)%	International	(2)%	(1)%	(1)%
Total Company	(3)%	(1)%	(2)%	Total Company	(3)%	(1)%	(2)%

(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the second quarter increased 6% to $446.6 million for Hollister and decreased 8% to $332.7 million for Abercrombie over last year.

By geography, net sales for the second quarter decreased 2% to $470.3 million in the U.S. and increased 2% to $309.0 million in international markets over last year.

Direct-to-consumer sales grew to approximately 24% of total company net sales for the second quarter, compared to approximately 23% of total company net sales last year.

Additional Second Quarter Results Commentary

The gross profit rate for the second quarter was 59.1%, 160 basis points lower than last year on a constant currency basis, primarily due to lower average unit retail.

Stores and distribution expense for the second quarter was $369.3 million, down from $382.9 million last year, primarily due to expense reduction efforts, partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the second quarter was $109.4 million, down from $111.7 million last year, primarily due to expense reduction efforts, partially offset by higher marketing expense.

Asset impairment for the second quarter was $6.1 million, compared to $6.4 million last year, both of which were excluded from adjusted results.

Net other operating income for the second quarter was $2.8 million, compared to net other operating income of $13.1 million last year. Excluding benefits last year of $12.3 million related to the settlement of certain economic loss claims, net other operating income increased $2.0 million, primarily due to foreign currency related gains.

Operating loss for the second quarter was $21.1 million, compared to $10.8 million last year. Excluding certain items, adjusted non-GAAP operating loss for the quarter was $15.0 million, compared to adjusted non-GAAP operating loss of $16.7 million last year.

The effective tax rate for the second quarter was 42%, reflecting a catch-up adjustment related to a change in the estimated full year core tax rate to the mid 30s, which remains highly sensitive at lower levels of full year pre-tax earnings.

Net loss attributable to Abercrombie & Fitch Co. for the second quarter was $15.5 million, compared to $13.1 million last year. Excluding certain items, adjusted non-GAAP net loss attributable to Abercrombie & Fitch Co. for the quarter was $11.0 million, compared to $16.8 million last year.

The company ended the quarter with $421.9 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $268.3 million, compared to $455.6 million in cash and cash equivalents and $293.3 million in borrowings last year.

The company ended the quarter with $471.0 million in inventory, an increase of 4% over last year.

Other Developments

As previously announced, on August 17, 2017 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 11, 2017 to stockholders of record at the close of business on September 1, 2017.

Outlook

For fiscal 2017, the company expects:

•	Comparable sales to be approximately flat, and flat to up slightly in the second half of the year

•	Foreign currency to be a slight benefit to sales and operating income

•	A gross profit rate down compared to last year's rate of 61.0%, and approximately flat in the second half of the year

•	Operating expense to be down at least 3% compared to last year's adjusted non-GAAP operating expense of $2.025 billion

•	A weighted average diluted share count of approximately 69 million shares, excluding the effect of potential share buybacks

For the second half of the year, the company expects the effective tax rate to be in the mid 30s. On a full year basis, the company now expects the effective tax rate to reflect a core tax rate in the mid 30s, which remains highly sensitive at lower levels of pre-tax earnings. Additionally, the company expects discrete non-cash income tax charges for the full year of approximately $11 million primarily related to a change in share-based compensation accounting standards, of which approximately $10 million has been recognized to date.

The company expects capital expenditures to be approximately $100 million for the full year.

The company expects to open seven new stores in fiscal 2017, primarily in the U.S. The company also plans to open two new outlet stores. In addition, the company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

Today at 8:30 AM, Eastern Daylight Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 741-4248 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4806. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 9797038 or through www.abercrombie.com.

An investor presentation of second quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Time, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2017 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; changes in the cost, availability and quality of raw materials, labor, transportation and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands.  The iconic Abercrombie & Fitch brand embodies American casual luxury.  With an updated attitude that reflects the confidence of today’s 20+ consumer, Abercrombie & Fitch remains true to its 125-year heritage of creating expertly crafted products with an effortless, American style.  The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market.  abercrombie kids creates smart, playful apparel for children ages 3-14, celebrating the wide-eyed wonder of childhood. The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style.

The Company operates approximately 900 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Brian Logan	Ian Bailey
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 29, 2017	% of Net Sales	July 30, 2016	% of Net Sales
Net sales	$779,321	100.0%	$783,160	100.0%
Cost of sales, exclusive of depreciation and amortization	318,426	40.9%	306,053	39.1%
Gross profit	460,895	59.1%	477,107	60.9%
Stores and distribution expense	369,295	47.4%	382,917	48.9%
Marketing, general and administrative expense	109,353	14.0%	111,719	14.3%
Asset impairment	6,135	0.8%	6,356	0.8%
Other operating income, net	(2,799)	(0.4)%	(13,080)	(1.7)%
Operating loss	(21,089)	(2.7)%	(10,805)	(1.4)%
Interest expense, net	4,089	0.5%	4,741	0.6%
Loss before taxes	(25,178)	(3.2)%	(15,546)	(2.0)%
Tax benefit	(10,563)	(1.4)%	(3,515)	(0.4)%
Net loss	(14,615)	(1.9)%	(12,031)	(1.5)%
Less: Net income attributable to noncontrolling interests	876	0.1%	1,098	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(15,491)	(2.0)%	$(13,129)	(1.7)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.23)		$(0.19)
Diluted	$(0.23)		$(0.19)

Weighted-average shares outstanding:
Basic	68,456		67,944
Diluted	68,456		67,944

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-six Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	% of Net Sales	July 30, 2016	% of Net Sales
Net sales	$1,440,420	100.0%	$1,468,643	100.0%
Cost of sales, exclusive of depreciation and amortization	580,600	40.3%	565,815	38.5%
Gross profit	859,820	59.7%	902,828	61.5%
Stores and distribution expense	729,224	50.6%	752,035	51.2%
Marketing, general and administrative expense	219,246	15.2%	226,166	15.4%
Asset impairment	6,865	0.5%	6,356	0.4%
Other operating income, net	(4,485)	(0.3)%	(16,013)	(1.1)%
Operating loss	(91,030)	(6.3)%	(65,716)	(4.5)%
Interest expense, net	8,209	0.6%	9,247	0.6%
Loss before taxes	(99,239)	(6.9)%	(74,963)	(5.1)%
Tax benefit	(23,615)	(1.6)%	(24,302)	(1.7)%
Net loss	(75,624)	(5.3)%	(50,661)	(3.4)%
Less: Net income attributable to noncontrolling interests	1,567	0.1%	2,055	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(77,191)	(5.4)%	$(52,716)	(3.6)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(1.13)		$(0.78)
Diluted	$(1.13)		$(0.78)

Weighted-average shares outstanding:
Basic	68,264		67,785
Diluted	68,264		67,785

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and equivalents	$421,903	$547,189	$455,606
Receivables	110,590	93,384	79,012
Inventories, net	471,037	399,795	453,175
Other current assets	72,215	98,932	108,878
Total current assets	1,075,745	1,139,300	1,096,671
Property and equipment, net	793,374	824,738	850,114
Other assets	358,794	331,719	385,605
TOTAL ASSETS	$2,227,913	$2,295,757	$2,332,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$208,432	$187,017	$180,834
Accrued expenses	267,745	273,044	279,918
Short-term portion of deferred lease credits	19,723	20,076	21,962
Income taxes payable	2,880	5,863	15,162
Short-term portion of borrowings, net	—	—	1,468
Total current liabilities	498,780	486,000	499,344
Long-term liabilities:
Long-term portion of deferred lease credits	$78,063	$76,321	$79,877
Long-term portion of borrowings, net	263,714	262,992	285,528
Leasehold financing obligations	49,186	46,397	50,132
Other liabilities	171,852	172,008	185,285
Total long-term liabilities	562,815	557,718	600,822
Total Abercrombie & Fitch Co. stockholders' equity	1,157,068	1,243,435	1,225,944
Noncontrolling interests	9,250	8,604	6,280
Total stockholders' equity	1,166,318	1,252,039	1,232,224
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,227,913	$2,295,757	$2,332,390

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they supplement investors' understanding of comparability across periods and provide the ability to measure the company’s operating performance excluding the effect of certain items that the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. The company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 35% tax rate. In addition, the company provides comparable sales which is defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation. Non-GAAP financial measures should be used supplemental to, not as an alternative to, the company's GAAP financial results, and may not be the same as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 29, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,135	$6,135	$—
Operating loss	(21,089)	(6,135)	(14,954)
Loss before taxes	(25,178)	(6,135)	(19,043)
Tax benefit (3)	(10,563)	(1,610)	(8,953)
Net loss attributable to Abercrombie & Fitch Co.	$(15,491)	$(4,525)	$(10,966)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.23)	$(0.07)	$(0.16)
Diluted weighted-average shares outstanding:	68,456		68,456

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.1 million related to the impairment of store assets whose carrying value exceeded fair value.

(3) The tax effect of excluded items is computed as the difference in the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended July 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,356	$6,356	$—
Other operating income, net (3)	(13,080)	(12,282)	(798)
Operating loss	(10,805)	5,926	(16,731)
Loss before taxes	(15,546)	5,926	(21,472)
Tax benefit (4)	(3,515)	2,247	(5,762)
Net loss attributable to Abercrombie & Fitch Co.	$(13,129)	$3,679	$(16,808)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.19)	$0.06	$(0.25)
Diluted weighted-average shares outstanding:	67,944		67,944

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.4 million related to the impairment of store assets whose carrying value exceeded fair value.

(3) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(4) The tax effect of excluded items is computed as the difference in the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended July 29, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,865	$6,135	$730
Operating loss	(91,030)	(6,135)	(84,895)
Loss before taxes	(99,239)	(6,135)	(93,104)
Tax benefit (3)	(23,615)	(1,610)	(22,005)
Net loss attributable to Abercrombie & Fitch Co.	$(77,191)	$(4,525)	$(72,666)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(1.13)	$(0.07)	$(1.06)
Diluted weighted-average shares outstanding:	68,264		68,264

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.1 million related to the impairment of store assets whose carrying value exceeded fair value.

(3) The tax effect of excluded items is computed as the difference in the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-six Weeks Ended July 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Asset impairment (2)	$6,356	$6,356	$—
Other operating income, net (3)	(16,013)	(12,282)	(3,731)
Operating loss	(65,716)	5,926	(71,642)
Loss before taxes	(74,963)	5,926	(80,889)
Tax benefit (4)	(24,302)	2,247	(26,549)
Net loss attributable to Abercrombie & Fitch Co.	$(52,716)	$3,679	$(56,395)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.78)	$0.05	$(0.83)
Diluted weighted-average shares outstanding:	67,785		67,785

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $6.4 million related to the impairment of store assets whose carrying value exceeded fair value.

(3) Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(4) The tax effect of excluded items is computed as the difference in the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended July 29, 2017
	Hollister(1)		Abercrombie(2)		Total
	United States	International	United States	International	United States	International
April 29, 2017	397	145	308	43	705	188
New	—	—	—	—	—	—
Closed	—	—	(2)	—	(2)	—
July 29, 2017	397	145	306	43	703	188

Twenty-six Weeks Ended July 29, 2017
	Hollister(1)		Abercrombie(2)		Total
	United States	International	United States	International	United States	International
January 28, 2017	398	145	311	44	709	189
New	1	—	2	—	3	—
Closed	(2)	—	(7)	(1)	(9)	(1)
July 29, 2017	397	145	306	43	703	188

(1)	Excludes five international franchise stores as of July 29, 2017 and April 29, 2017 and three international franchise stores as of January 28, 2017.

(2)
Includes Abercrombie & Fitch and abercrombie kids brands. Excludes three international franchise stores as of July 29, 2017 and April 29, 2017 and one international franchise store as of January 28, 2017.